Exhibit 99.1

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Verigy Announces Financial Results for First Quarter, 2008

CUPERTINO, Calif., Feb. 20, 2008 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its first quarter, ended Jan. 31, 2008.

First quarter revenue was $200 million, a 21 percent increase over revenue of $165 million in the prior year period, and a decrease of 4 percent from the prior quarter of $209 million.  Orders for the first quarter were $179 million, a 35 percent increase over orders of $133 million in the prior year period, and a decrease of 2 percent from $183 million from the prior quarter.

Net income for the first quarter was $32 million or $0.52 per fully diluted share, compared with net income of $13 million or $0.22 per fully diluted share in the prior year period, and was unchanged from the prior quarter.

“Verigy delivered another strong quarter as a result of solid execution throughout the company,” said Keith Barnes, Verigy chairman, chief executive officer and president. “We won new customers in Memory and SOC, strengthened our momentum in the RF market and started or completed several evaluations on both the 93000 and V5000 platforms.  We continue to feel comfortable with our operating model and long-term strategy. No company in our sector is immune from the current market deterioration and we are closely monitoring the volatility in the semiconductor industry as well as the concerns over the broader macroeconomic environment.”

“Despite deteriorating business conditions for the industry, we met our revenue and earnings per share targets for the first quarter,” added Bob Nikl, Verigy chief financial officer.  “We invested in new opportunities, including the acquisition of Inovys, to provide our customers with a compelling test and yield improvement solution. We are committed to further differentiating Verigy with the products we plan to introduce in fiscal 2008.  As we continue to execute against our strategic plans, improving profitability from cycle to cycle will remain a top priority for Verigy.”

Outlook for Q2 2008

For the quarter ending Apr. 30, 2008, the company is providing the following guidance:

•                  Revenue is expected to be in the range of $155 to $170 million.

•                  Net income is expected to be in the range of $10 to $14 million, or $0.16 to $0.23 per fully diluted share, and will include between $4.2 to $4.5 million of share-based compensation expense.

Conference Call and Webcast

Verigy’s management will present more details on its first quarter fiscal year 2008 financial results on a conference call with investors today beginning at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at http://investor.verigy.com and select “Q1 Verigy Earnings Conference Call” in the “Webcasts & Presentations” section. The webcast will remain available on the company’s Web site for fourteen days.

A telephone replay of the conference call will be available from 4:30 p.m. (Pacific) today through March 5, 2008.  The replay number is +1 888-286-8010 toll-free, or international callers may dial +1 617-801-6888; enter pass code 86747058.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced test systems and solutions for the flash memory and system-on-chip segments of the semiconductor industry. Verigy’s scalable platform systems are used by leading semiconductor companies worldwide in design validation, characterization, and high volume manufacturing test. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

In our earnings release, some of the comments are forward-looking, including statements regarding Verigy’s future revenue and earnings, guidance for the second quarter, plans to introduce new products in 2008 and other statements that express the company’s expectations, beliefs, plans and forecasts.  Words such as expect, anticipate, intend, plan, believe, estimate and variations of such words and similar expressions may identify additional forward-looking statements.  These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events.  These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  The risks and uncertainties include, but are not limited to, unforeseen changes in demand for semiconductors and thus for semiconductor test solutions, the strength of our customers’ businesses and unforeseen changes in the demand for current and new products and technologies.

Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in our Annual Report on Form 10-K for the year ended October 31, 2007.  The forward-looking statements, including guidance, are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

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VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Janaury 31
	2008	2007

Orders:	$179	$133

Net revenue:
Products	$163	$128
Services	37	37
Total net revenue	200	165

Cost of sales:
Cost of products (*)	79	69
Cost of services (*)	28	25
Total cost of sales	107	94

Operating expenses:
Research and development (*)	25	23
Selling, general and administrative (*)	39	34
Separation costs	—	2
Total operating expenses	64	59

Income from operations	29	12
Other income (expense), net	6	3

Income before taxes	35	15
Provision for income taxes	3	2

Net income	$32	$13

Net income per share- basic:	$0.53	$0.22

Net income per share- diluted:	$0.52	$0.22

Weighted average shares (presented in thousands) used in computing net income per share:
Basic	59,875	58,768
Diluted	60,702	59,099

* Share-based compensation expense by function:
Cost of products	$0.5	$0.4
Cost of services	$0.2	$0.2
Research and development	$0.5	$0.5
Selling, general and administrative	$2.7	$2.6

VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	January 31,	October 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$192	$146
Short-term marketable securities	137	229
Trade accounts receivable, net	102	107
Inventory	68	68
Other current assets	51	54
Total current assets	550	604

Property, plant and equipment, net	43	42
Long-term marketable securities	94	48
Goodwill and other intangibles, net	19	18
Other long-term assets	81	59
Total assets	$787	$771

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$70	$76
Payables to Agilent	—	1
Employee compensation and benefits	47	53
Deferred revenue, current	54	65
Income and other taxes payable	5	12
Other current liabilities	19	19
Total current liabilities	195	226

Long-term liabilities:
Income taxes payable	10	—
Other long-term liabilities	49	47
Total liabilities	254	273

Shareholders’ equity
Ordinary shares, no par value, 59,956,641 and 59,704,629 issued and outstanding at January 31, 2008 and October 31, 2007, respectively
Additional paid in capital	389	381
Retained earnings	161	131
Accumulated other comprehensive loss	(17)	(14)
Total shareholders’ equity	533	498
Total liabilities and shareholders’ equity	$787	$771